OFFERING & ARTIST OVERVIEW

By The Numbers

36.3%

Artist Record Price Growth ('95-'24)

86.3%

Similar Sales Growth Rate ('17-'25)



$400K
$300K
$200K
$100K
$0
2018
2020
2022
2024

60'S WORKS DRIVE TOP SALES

Her Most Commercial Period

Our painting is from 1960. Paintings from this period are her most popular at auction historically, making up 8 of her top 10 prices, including her #1 overall record, with differences in scale and subject.


#1

#1 Auction Record

Airlee

58 in x 61 in

Creation Year

1960-1962


Opportunity

Available Now

Yorktown

22 in x 27 in

Creation Year

1960

INVEST NOW

NEW

IRA Art Investing is Here!

Diversify your retirement with the tax benefits of an IRA.

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